EXHIBIT 99.1

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com
FOR IMMEDIATE RELEASE:
January 30, 2007
DIEBOLD REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
GAAP earnings of $.41 per share, or $.77 per share excluding restructuring and ERP impairment charges*
•	Continued progress with the European manufacturing optimization plan

•	International leadership structure completed

•	Fourth quarter gross profit margin improved 2.4 percentage points

•	Fourth quarter net cash from operations $110.5; free cash flow* $96.0 million
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported fourth quarter 2006 income from continuing operations of $27.1 million or $.41 per share. This compares to $10.4 million or $.15 per share from the fourth quarter of 2005, representing an increase of 160.3 percent and 173.3 percent, respectively. Fourth quarter revenue from continuing operations was $825.4 million, an increase of 1.8 percent from the fourth quarter of 2005.
Included in the fourth quarter was a non-cash charge of $.25 per share related to the impairment of a portion of the costs previously capitalized relative to the company’s enterprise resource planning (ERP) implementation. Also included in the quarter were restructuring charges of $.11 per share resulting primarily from costs associated with the continued realignment of the European service and research and development operations as well as the relocation of the company’s Europe, Middle East and Africa (EMEA) headquarters. Excluding restructuring and impairment charges*, diluted earnings per share in the fourth quarter would have been $.77.
Net cash provided by operating activities in the fourth quarter of 2006 was $110.5 million, up 50.6 percent from the comparable period in the prior year. Free cash flow* for the quarter was $96.0 million, an increase of $32.7 million, or 51.6 percent from the same period in the previous year. Full-year 2006 net cash provided by operating activities was $265.2 million, up 126.9 percent, while free cash flow* was $206.1 million, up 279.9 percent from 2005.
Business Review
Management commentary
“We continued to make progress in the fourth quarter on our key strategic initiatives, including manufacturing optimization, ERP implementation and enhancing our organizational leadership. I am encouraged that these and other efforts driven by our associates continue to result in positive financial improvement,” said Thomas W. Swidarski, Diebold president and chief executive officer. “For the second consecutive quarter, we have seen
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*	See accompanying notes for non-GAAP measures.

PAGE 2/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
our quarterly gross margins improve compared to the prior year. This improvement reflects our intense focus on stabilizing pricing and enhancing the quality of our solutions while continuing to reduce our cost structure. While our competitive position has improved dramatically over the past year, we still have a long way to go before we reach the potential that I believe this company is capable of achieving.”
ERP/IT implementation; ERP asset impairment charge
In the fourth quarter, the company hired key executive management with considerable experience in IT strategic planning, business transformation and global Oracle ERP system implementation. In addition, the company has made substantial progress with the previously disclosed evaluation of its ERP implementation plan, global IT organization, as well as the completion of its evaluation of the software and hardware architecture. As a result of this completed evaluation, the company has determined that $22.5 million in previously capitalized ERP costs have become impaired. The impairment charge was primarily a result of previous customizations made to the software and software related costs that have been rendered obsolete due to adjustments in the implementation plan, process improvements and the decision to implement a newer release of the ERP software. The company remains committed to the Oracle ERP platform and achieving the resulting efficiencies from an integrated global IT system.
Manufacturing optimization
During the quarter, Diebold successfully initiated serial production at its new manufacturing facility in Budapest, Hungary, producing approximately 1,000 Opteva® automated teller machines (ATMs). Quality levels and on-time delivery of products from this facility met or exceeded that achieved by the company’s manufacturing plants in Asia and North America.
Regarding the ongoing effort to close the production facility in Cassis, France, the company has determined it has fulfilled its obligations related to the consultation process. As a result, the company has ended all production at the Cassis plant. On January 8, 2007, the company officially notified 101 of the 122 plant employees of termination of their employment. On an interim basis, however, the company is required to keep the remaining employees to facilitate the closure of the facility. One of the unions is legally challenging the process and the court is expected to rule on this challenge in the first quarter. Management remains committed to completing this realignment as quickly as possible.
Organizational structure
Diebold continues to refine its international organization. Since assuming responsibility for the EMEA operations, in addition to heading the Asia Pacific region, James L.M. Chen has made a number of key organizational changes. Specifically, Chen has changed his management structure from the country level to the regional level. For example, Asia Pacific has been divided into two regions, while EMEA has been divided into three — each with a dedicated leader. This new organizational structure will enable the company to better serve customers in the regions by more effectively aligning its sales and service structure and leveraging resources across countries.
Multi-year profit improvement plan
Diebold has established the processes and systems necessary to execute its multi-year profit improvement plan that encompasses a $100 million reduction in the company’s cost structure by the end of 2008. As of
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PAGE 3/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
year-end 2006, the company has eliminated $12 million in expense from its 2007 cost structure. The company has also identified an additional $23 million in costs that it intends to eliminate by the end of 2007. The company remains confident with its goal of achieving a corporate operating margin of 11 to 12 percent in 2009.
Fourth Quarter Orders (constant currency)
Total orders for financial self-service and security products and services were essentially flat compared to the prior year period. Financial self-service orders declined slightly due primarily to the continued softness in the Americas market, which was down in the mid-single digit range and a double-digit decline in Asia Pacific, which had exceptionally strong order growth in the prior year period. This decline was offset by strong fourth quarter EMEA orders, which increased in the double digit range from the fourth quarter 2005. Security orders increased in the mid single-digit range led by the Americas being up in the high single digits.
Revenue
Total revenue for the quarter was up 1.8 percent, with security products and services revenue up 15.8 percent over the fourth quarter 2005 and financial self-service revenue up 2.4 percent for the quarter. These increases were offset by an $18.4 million reduction in Brazilian lottery revenue from the fourth quarter of 2005 and a $9.8 million reduction in election systems revenue. During the quarter, the net positive currency impact was approximately $15.3 million, or 1.9 percent. The positive currency impact on revenue was largely due to the year-over-year strengthening of the Brazilian real and the euro.
Gross Margin
Total gross margin for the quarter was 25.3 percent, compared to 22.9 percent in the fourth quarter 2005. Restructuring charges of $3.8 million were included in the fourth quarter 2006, while restructuring charges of $3.6 million were recorded in the fourth quarter 2005.
Product gross margin was 28.9 percent, compared to 25.3 percent in the fourth quarter 2005. Restructuring charges of $1.2 million were included in the fourth quarter 2006, while restructuring charges of $2.2 million were recorded in the fourth quarter 2005. Excluding restructuring charges*, product gross margin would have been 29.2 percent in the fourth quarter 2006, compared to 25.8 percent in the fourth quarter 2005. Improved pricing discipline in North America, a lower cost structure and a more favorable geographic mix within Latin America contributed to the improvement in product gross margin in the fourth quarter 2006. In addition, improved profitability in the election systems business also contributed to the increase in gross margin.
Service gross margin was 21.3 percent, compared to 19.8 percent in the fourth quarter of 2005. Restructuring charges of $2.6 million were included in the fourth quarter 2006, while restructuring charges of $1.4 million were recorded in the fourth quarter 2005. Excluding restructuring charges*, service gross margin would have been 22.0 percent in the fourth quarter 2006, compared to 20.2 percent in the fourth quarter 2005. The year-over-year improvement in service margin was driven by improved product quality and related productivity gains, especially within the U.S. market. In addition, service gross margin in the election systems business also improved on significantly higher revenue.
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*	See accompanying notes for non-GAAP measures.

PAGE 4/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
Income from Continuing Operations
Income from continuing operations was 3.3 percent of revenue compared to 1.3 percent in the fourth quarter 2005. The increase in income from continuing operations was due primarily to higher gross profit and lower operating expenses as a percentage of revenue. Fourth quarter 2006 operating expenses included restructuring charges of $5.9 million primarily related to the relocation of the EMEA headquarters and the realignment of the European service and research and development operations. In addition, a non-cash $22.5 million ERP asset impairment charge was recognized in the fourth quarter.
Also contributing to the improvement in income from continuing operations was a lower fourth quarter effective tax rate. The fourth quarter tax rate was primarily lower due to a change in income mix, which favored lower-tax jurisdictions, and the successful implementation of global tax initiatives.
Balance Sheet, Cash Flow and Share Repurchase Highlights
The company’s net debt* was $335.4 million at December 31, 2006 compared to $241.9 million at December 31, 2005. The $93.6 million increase in net debt* over the last 12 months was principally due to free cash flow* of $206.1 million offset by share repurchases of $148.1 million, dividends of $57.4 million, acquisitions of $62.1 million and a $32.1 million increase in other assets.
Net cash provided by operating activities increased by $37.1 million in the fourth quarter, moving from $73.4 million in the fourth quarter 2005 to $110.5 million in the fourth quarter 2006. Free cash flow* increased by $32.7 million, moving to $96.0 million in the fourth quarter from $63.3 million of free cash flow* in the fourth quarter of 2005. The increase in free cash flow* was largely due to higher earnings and improved trade receivable collections. Included in the fourth quarter cash collections was approximately $7 million of past due elections receivables from counties in California. Days sales outstanding (DSO) were 59 days at December 31, 2006, compared to 65 days at December 31, 2005, with most of the improvement occurring in North America and EMEA. Inventory turns declined slightly, moving from 5.8 turns at December 31, 2005 to 5.6 turns at December 31, 2006.
In the fourth quarter 2006, Diebold repurchased approximately 0.1 million shares of the company’s common stock under its repurchase plan. The company has approximately 0.9 million shares remaining under its existing board authorization.
Restructuring
The company incurred fourth quarter restructuring charges of $.11 per share. The majority of these costs were associated with the realignment of the European service and research and development operations and the relocation of the EMEA headquarters. Full-year restructuring charges in 2006 were $.28 per share. This includes charges of $.13 per share primarily associated with the consolidation of global R&D facilities and other service consolidations, $.07 per share from the termination of the IT outsourcing agreement, $.03 per share for realignment of the company’s global manufacturing operations, $.03 of other restructuring charges related to the company’s relocation of its European headquarters, $.01 per share for product development rationalization and $.01 per share for severance.
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*	See accompanying notes for non-GAAP measures.

PAGE 5/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
The company is in the process of closing its Cassis, France manufacturing facility and has determined that it has fulfilled its obligations related to the consultation process with the employee works council. On January, 8, 2007, the company officially ceased production at the plant and has begun taking the required steps to facilitate the closure of the facility. In addition, the company has identified a potential buyer for the building and is in the final stages of negotiating the sale. The restructuring costs associated with these actions are now expected to be incurred in the first quarter of 2007, and are estimated to be $.25 to $.30 per share, which include cash charges of approximately $18 million to $22 million.
Full-year 2007 outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
“2006 was a year of transition at Diebold, where we focused primarily on addressing operational issues. Our focus in 2007 will expand to include enhancing and broadening our product and service solutions to bolster our competitive position,” said Swidarski. “Specifically, we plan to expand our solutions set in the deposit automation area, significantly improve the competitiveness of our financial self-service software platform and expand our integrated services model beyond Brazil. We also intend in early 2007 to finalize our Cassis plant closure and communicate our strategy related to the election systems business.”
Expectations for the full year 2007 include:
•	Revenue growth of 3 to 5 percent
o	Financial self-service revenue growth of 2 to 3 percent.

o	Security revenue growth of 8 to 12 percent.

o	Election systems revenue is anticipated to be in the range of $185 million to $215 million.

o	Brazilian lottery systems revenue of approximately $18 million to $20 million.
•	Earnings per share

2007 EPS (GAAP)	$1.85 — $2.00
Cassis Restructuring	$0.30 — $0.25
2007 EPS non-GAAP, excluding restructuring expense	$2.15 — $2.25
•	Free cash flow* including restructuring actions is now expected to be $150 to $165 million, which includes the anticipated cash charges associated with the Cassis restructuring.
Financial Information
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
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*	See accompanying notes for non-GAAP measures.

PAGE 6/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
Full-Year Gross Profit/Margin Summary from Continuing Operations
(non-GAAP, excluding restructuring and special items)*

						Restruct.
		GAAP	Restruct.		GAAP	and special
		2006	charges	2006*	2005	charges	2005*
Financial Self Service
Product	Revenue	957,698		957,698	879,195		879,195
	Gross profit	259,807	2,876	262,683	239,264	16,829	256,093
	Gross margin	27.1%		27.4%	27.2%		29.1%

Service	Revenue	941,527		941,527	891,865		891,865
	Gross profit	189,589	3,959	193,548	204,752	5,327	210,079
	Gross margin	20.1%		20.6%	23.0%		23.6%

Security solutions
Product	Revenue	328,291		328,291	276,509		276,509
	Gross profit	92,475	423	92,898	63,917	1,300	65,217
	Gross margin	28.2%		28.3%	23.1%		23.6%

Service	Revenue	446,909		446,909	385,104		385,104
	Gross profit	85,128	—	85,128	77,726	778	78,504
	Gross margin	19.0%		19.0%	20.2%		20.4%

Election systems/ Brazilian lottery
Product	Revenue	183,261		183,261	137,715		137,715
	Gross profit	70,351	—	70,351	37,917	—	37,917
	Gross margin	38.4%		38.4%	27.5%		27.5%

Service	Revenue	48,546		48,546	16,661		16,661
	Gross profit	13,168	—	13,168	1,906	—	1,906
	Gross margin	27.1%		27.1%	11.4%		11.4%

Total
Product	Revenue	1,469,250		1,469,250	1,293,419		1,293,419
	Gross profit	422,633	3,299	425,932	341,098	18,129	359,227
	Gross margin	28.8%		29.0%	26.4%		27.8%

Service	Revenue	1,436,982		1,436,982	1,293,630		1,293,630
	Gross profit	287,885	3,959	291,844	284,384	6,105	290,489
	Gross margin	20.0%		20.3%	22.0%		22.5%

Total	Revenue	2,906,232		2,906,232	2,587,049		2,587,049
	Gross profit	710,518	7,258	717,776	625,482	24,234	649,716
	Gross margin	24.4%		24.7%	24.2%		25.1%
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*	See accompanying notes for non-GAAP measures.

PAGE 7/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
Revenue Summary by Product, Service and Geographic Area
Revenue Summary by Product and Service Solutions

(In Thousands — Quarter Ended December 31)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
Financial Self-Service
Products	$302,345	$298,910	1.1%	-1.6%
Services	247,854	238,438	3.9%	1.7%

Total Fin. self-service	550,199	537,348	2.4%	-0.2%

Security solutions
Products	102,990	81,781	25.9%	25.7%
Services	117,355	108,453	8.2%	7.6%

Total Security	220,345	190,234	15.8%	15.3%

Total Fin. self-service & security	770,544	727,582	5.9%	3.8%

Election systems
Products	32,592	57,727	-43.5%	-43.5%
Services	20,985	5,624	273.1%	272.9%

Total Election systems	53,577	63,351	-15.4%	-15.4%

Brazilian lottery systems	1,285	19,683	-93.5%	-93.7%

Total Revenue from Continuing Operations	$825,406	$810,616	1.8%	-0.1%

Revenue Summary by Geographic Segment
(In Thousands — Quarter Ended December 31)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
The Americas
Financial self-service solutions	$332,710	$326,144	2.0%	0.9%
Security solutions	204,581	175,453	16.6%	16.6%

subtotal	537,291	501,597	7.1%	6.3%

Brazilian lottery systems	1,285	19,683	-93.5%	-93.7%
Election systems	53,577	63,351	-15.4%	-15.4%

Total Americas	592,153	584,631	1.3%	0.5%

Asia Pacific
Financial self-service solutions	81,023	82,012	-1.2%	-4.6%
Security solutions	12,446	9,493	31.1%	27.3%

Total Asia Pacific	93,469	91,505	2.1%	-1.3%

Europe, Middle East, Africa
Financial self-service solutions	136,466	129,192	5.6%	0.1%
Security solutions	3,318	5,288	-37.3%	-42.3%

Total Europe, Middle East, Africa	139,784	134,480	3.9%	-1.6%

Total Revenue from Continuing Operations	$825,406	$810,616	1.8%	-0.1%

*	See accompanying notes for non-GAAP measures.
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PAGE 8/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

		Twelve Months
	Q4 2006	Ended 2006
Total EPS (GAAP)	$0.41	$1.29
Restructuring Charges	0.11	0.28
Asset Impairment	0.25	0.25

Operating EPS (Non-GAAP)	$0.77	$1.82

The company’s management believes excluding these items is useful to investors because it provides an overall understanding of the company’s historical financial performance and future prospects. Management believes operating EPS (non-GAAP) is an indication of the company’s base-line performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. Exclusion of these items permits evaluation and comparison of results for the company’s core business operations, and it is on this basis that management internally assesses the company’s performance.

2.	The company’s management believes that constant currency is useful to investors since it depicts order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.	Free cash flow/(use) is calculated as follows:

			Twelve	Twelve
			Months Ended	Months Ended
	Q4 2006	Q4 2005	2006	2005
Net cash provided by operating activities (GAAP measure)	$110,470	$73,361	$265,173	$116,865
Capital expenditures	(12,068)	(8,487)	(44,277)	(48,454)
Rotable spares expenditures	(2,398)	(1,529)	(14,749)	(14,151)

Free cash flow (use) (non-GAAP measure)	$96,004	$63,345	$206,147	$54,260

The company’s management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.

4.	Net (debt) is calculated as follows:

	December 31, 2006	December 31, 2005
Cash, cash equivalents and other investments (GAAP measure)	$353,385	$260,785
Less Industrial development revenue bonds and other	(12,000)	(13,450)
Less Notes payable	(676,805)	(489,194)

Net (debt) (non-GAAP measure)	$(335,420)	$(241,859)

The company’s management believes that given the net debt, the significant cash, cash equivalents and other investments on its balance sheet, that net cash against outstanding debt is a meaningful debt calculation.
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PAGE 9/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
5.	Reconciliation of GAAP Gross Margin to Non GAAP measures

	Product Gross Margin		Service Gross Margin		Total Gross Margin
	Q4 2006	Q4 2005	Q4 2006	Q4 2005	Q4 2006	Q4 2005
GAAP Gross Margin	$126,607	$115,849	$82,520	$69,758	$209,127	$185,607
GAAP Gross Margin %	28.9%	25.3%	21.3%	19.8%	25.3%	22.9%
Restructuring	$1,213	$2,244	$2,550	$1,362	$3,763	$3,606
Operating gross margin (non GAAP)	$127,820	$118,093	$85,070	$71,120	$212,890	$189,213
Operating gross margin (non GAAP) %	29.2%	25.8%	22.0%	20.2%	25.8%	23.3%
The company’s management believes excluding restructuring charges from gross profit margins is an indication of the company’s baseline performance before gains, losses, or other charges that are considered by management to be outside the company’s core operating results. The exclusion of these items permits evaluation and comparison of results for the company’s core business operations and it is on this basis that the company’s management internally assesses the company’s performance.
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PAGE 10/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS
Forward-Looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;

•	acceptance of the company’s product and technology introductions in the marketplace;

•	unanticipated litigation, claims or assessments;

•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;

•	costs associated with the planned closure of the company’s Cassis production facility, including the timing of related restructuring charges;

•	the completion of the company’s implementation of its ERP system and other IT-related functions;

•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;

•	the company’s ability to successfully implement measures to improve pricing;

•	variations in consumer demand for financial self-service technologies, products and services;

•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;

•	changes in laws regarding the company’s election systems products and services;

•	potential security violations to the company’s information technology systems; and

•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 15,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.9 billion in 2006 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
# # #
PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Sales
Product	$437,927	$458,100	$1,469,250	$1,293,419
Service	387,479	352,516	1,436,982	1,293,630

Total	825,406	810,616	2,906,232	2,587,049

Cost of goods
Product	311,320	342,251	1,046,617	952,321
Service	304,959	282,758	1,149,097	1,009,246

Total	616,279	625,009	2,195,714	1,961,567

Gross Profit	209,127	185,607	710,518	625,482
Percent of net sales	25.3%	22.9%	24.4%	24.2%

Operating expenses
Selling, general and administrative	125,727	130,098	463,862	403,804
Research, development and engineering	17,122	16,958	70,995	60,409

Total	142,849	147,056	534,857	464,213
Percent of net sales	17.3%	18.1%	18.4%	17.9%

Operating profit	66,278	38,551	175,661	161,269
Percent of net sales	8.0%	4.8%	6.0%	6.2%

Asset impairment	(22,462)	—	(22,462)	—
Other expense and minority interest, net	(7,687)	(9,661)	(28,750)	(23,018)

Income from continuing operations before taxes	36,129	28,890	124,449	138,251
Percent of net sales	4.4%	3.6%	4.3%	5.3%

Taxes on income	(9,047)	(18,487)	(37,902)	(55,347)
Effective tax rate	25.0%	64.0%	30.5%	40.0%

Income from continuing operations	$27,082	$10,403	$86,547	$82,904

Percent of net sales	3.3%	1.3%	3.0%	3.2%

Income from discontinued operations, net of tax	$—	$—	$—	$909
Gain on sale of discontinued operations, net of tax	—	—	—	12,933

Income from discontinued operations	$—	$—	$—	$13,842

Net income	$27,082	$10,403	$86,547	$96,746

Basic weighted average shares outstanding	65,525	69,198	66,669	70,577
Diluted weighted average shares outstanding	66,102	69,310	66,885	70,966

Basic Earnings Per Share from continuing operations	$0.41	$0.15	$1.30	$1.17
Basic Earnings Per Share from discontinued operations	—	—	—	0.20

Total Basic Earnings Per Share	$0.41	$0.15	$1.30	$1.37

Diluted Earnings Per Share from continuing operations	$0.41	$0.15	$1.29	$1.17
Diluted Earnings Per Share from discontinued operations	—	—	—	0.19

Total Diluted Earnings Per Share	$0.41	$0.15	$1.29	$1.36

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$253,814	$207,900
Short-term investments	99,571	52,885
Trade receivables, net	610,893	676,361
Inventories	389,107	341,614
Other current assets	190,955	149,120

Total current assets	1,544,340	1,427,880

Securities and other investments	70,088	54,154
Property, plant and equipment, net	256,232	276,966
Goodwill	460,339	389,134
Other assets	185,636	205,059

	$2,516,635	$2,353,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$11,324	$34,472
Accounts payable	158,388	180,725
Other current liabilities	429,024	364,834

Total current liabilities	598,736	580,031

Long-term notes payable	665,481	454,722
Long-term liabilities	161,017	165,591
Total shareholders’ equity	1,091,401	1,152,849

	$2,516,635	$2,353,193

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Twelve months ended December 31,
	2006	2005
Cash flow from operating activities:
Net income	$86,547	$96,746
Adjustments to reconcile net income to cash provided by operating activities:
Income from discontinued operations	—	(909)
Minority share of income	6,597	6,829
Depreciation and amortization	91,633	76,239
Share-based compensation	15,431	(2,444)
Deferred income taxes	(38,388)	10,063
Impairment of asset	22,462	—
Gain on sale of discontinued operations	—	(20,290)
(Gain) loss on sale of assets, net	(287)	5,327
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	81,993	(97,075)
Inventories	(31,842)	(23,558)
Prepaid expenses	(15,064)	1,860
Other current assets	4,157	(15,982)
Accounts payable	(29,796)	39,500
Certain other assets and liabilities	71,730	40,559

Net cash provided by operating activities	265,173	116,865

Cash flow from investing activities:
Proceeds from sale of discontinued operations	—	29,350
Payments for acquisitions, net of cash acquired	(62,156)	(27,701)
Net investment activity	(45,152)	(20,829)
Capital expenditures	(44,277)	(48,454)
Rotable spares expenditures	(14,749)	(14,151)
Increase in certain other assets	(30,495)	(38,628)

Net cash used by investing activities	(196,829)	(120,413)

Cash flow from financing activities:
Dividends paid	(57,408)	(57,770)
Net borrowings	170,405	214,541
Repurchase of common shares	(148,057)	(138,208)
Other financing activities	10,998	8,657

Net cash (used) provided by financing activities	(24,062)	27,220

Effect of exchange rate changes on cash	1,632	183

Increase in cash and cash equivalents	45,914	23,855
Cash and cash equivalents at the beginning of the period	207,900	184,045

Cash and cash equivalents at the end of the period	$253,814	$207,900